Exhibit 99.1

01/01/2025

Figure Certificate Company

650 California Street, Suite 2700

San Francisco, CA 94108

USA

Ladies and Gentlemen:

This letter confirms that Figure Markets Holdings, Inc., the parent company (or one or more of its subsidiaries), will provide financial support to Figure Certificate Company (the Company) sufficient for it to satisfy its obligations and debt service requirements as they come due until at least 6/30/2026, and will satisfy, on a timely basis all liabilities and obligations of the Company that the Company is unable to satisfy when due from the date of this letter, through and including 6/30/2026. In addition, the undersigned represent that Parent (or one or more of its subsidiaries) has the intent and ability to provide the necessary financial support to the Company to the extent and when deemed necessary by the Company and that there are no restrictions on Parent (or one or more of its subsidiaries) to provide such support.

As of 3/31/2025, the Company was obligated to Parent and its affiliate organizations for certain loans/advances and accrued interest amounts recorded on the books and records of the Company. Parent will not require the repayment of these loans or any portion thereof, including interest, or any other loans/advances, including interest, that the parent or its affiliates may provide to the Company during 2025, until subsequent to 6/30/2026.

Very truly yours,

Dan Grueter

Chief Financial Officer

Figure Markets Holdings, Inc.

650 California Street, Suite 2700

San Francisco, CA 94108

USA